Exhibit 10.14

AMENDMENT NO.1 TO

LICENSE AGREEMENT AND SUBSCRIPTION AGREEMENT

          THIS AMENDMENT NO, 1 to the Livestock Database License Agreement effective as of February 28, 2002 (the “License Agreement”) and to the Subscription Agreement effective as of February 28, 2002 (the “Subscription Agreement”) is made as of June 17, 2003 by and between Applera Corporation, a Delaware corporation (successor to its wholly-owned subsidiary PE CORPORATION (NY), a New York corporation), through the Celera Genomics Group (“Celera”) having a place of business at 45 West Gude Drive, Rockville, MD 20850, and METAMORPHIX, Inc., a Delaware corporation (“MetaMorphix”) having its principal office at 8510 A Corridor Road, Savage, MD 20763.

WITNESSETH:

          WHEREAS, Celera and MetaMorphix desire to amend the License Agreement to extend certain option and payment deadlines thereof, and to establish certain arrangements for the payment of amounts due thereunder;

          WHEREAS, Celera and MetaMorphix desire to amend the Subscription Agreement to establish certain arrangements for the payment of amounts due thereunder.

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1. Option for Exclusivity under License Agreement.

          a. Section 2.3(a) of the License Agreement is hereby deleted in its entirety and replaced with the following:

          (a) MMI pays Celera (i) two million dollars ($2,000,000) pursuant to Section 4.1(b) and (ii) all amounts payable by MMI (“Subscription Amounts “) under the Subscription Agreement dated the date hereof between MMI and Celera (the “Subscription Agreement”) which, as of the date of exercise of the Option, have become due and payable or are overdue; and”

          b. Section 2,3(b)(i) of the License Agreement is hereby deleted in its entirety and replaced with the following:

          "(i) MMI raises gross cash proceeds of at least fifteen million dollars ($15,000,000) through one or more debt or equity financings, from research and development payments, and/or by other means; or”.

     2. Exercise of Option under License Agreement. The first sentence of Section 2.4 of the License Agreement is hereby deleted in its entirety and replaced with the following two sentences:

     “2.4 Subject to the conditions specified in Section 2.3, MMI may exercise the Option at any time during the period beginning on the Effective Date and ending on September 1, 2003 (the “Option Period"); provided, however, that if (a) MM’ fails to make the payment required under Section 4.1(b) by the Extended Payment Date (as defined in Section 4. 1(b)) for such payment (without regard to any rights to notice of default or cure periods provided hereunder or pursuant to applicable law), or (b) MMI fails to make payment of all Subscription Amounts that are due and payable, or have become overdue, under the Subscription Agreement by the date of MMI receipt of aggregate gross proceeds from any debt or equity financing, in one or more transactions closing after June 1, 2003 (whether or not related), of $10,000,000 or more (without regard to any rights to notice of default or cure periods provided under the Subscription Agreement or pursuant to applicable law), then in the case of either clause (a) or clause (b), the Option Period shall automatically terminate as of the dates referred to in such clauses . The Option shall be exercised by giving Celera written notice together with reasonable written documentary proof of MMI’s fulfillment of the conditions specified in Section 2.3.”

     3. Agreement Products and Technology Fees under License Agreement.

          a. Section 4.1(b) of the License Agreement is hereby deleted in its entirety and replaced with the following:

     ”(b) MMI will pay Celera two million dollars ($2,000,000) on or prior to the earlier of (i) the date of MMI’s receipt of aggregate gross proceeds from any debt or equity financing, in one or more transactions closing after June 1, 2003 (whether or not related), of $5,000,000 or more; or (ii) September 1, 2003 (the earlier of such dates being the ‘Extended Payment Date’).”

     b. The following new Section 4.1(c) shall be added to the License Agreement:

     ”(c) If and to the extent that MMI has not otherwise paid the fee referred to in Section 4.1(b) above, MMI shall be obligated to arrange for the payment of such fee directly from the proceeds of its first $5,000,000 in gross proceeds of debt or equity financing closing after June 1, 2003 (whether raised in one or more transactions, and whether or not related). Such arrangement for payment shall be satisfied by providing for: (1) direct payment to Celera from the party or parties providing the financing simultaneously with the closing, (2) indirect payment to Celera simultaneously with the closing out of an escrow account held by an independent third party funded in advance of the closing by the party or parties providing the financing, or (3) such other mechanism as may be reasonably acceptable to Celera. MMI shall provide Celera with no less than 5 business days’ prior written notice of the closing of any financing after June 1, 2003, together with an indication as to whether Celera will be paid any funds out of such financing and the mechanism proposed for such payment. The obligation contained in this Section 4.1(c) does not modify, alter, or waive in any respect the underlying payment obligation contained in Section 4.1(b).”

     4. Subscription Fee under License Agreement. Paragraph II of Exhibit 3 to the Subscription Agreement is hereby amended by adding the following additional paragraph to that provision:

“If and to the extent that MMI has not otherwise paid all or any portion of the fee referred to above, MMI shall be obligated to arrange for the payment of such fee or portion thereof directly from the first $10 million in gross proceeds of debt or equity financing closing after June 1, 2003 (whether raised in one or more transactions, and whether or not related). Such arrangement for payment shall be satisfied by providing for: (1) direct payment to Celera from the party or parties providing the financing simultaneously with the closing, (2) indirect payment to Celera simultaneously with the closing out of an escrow account held by an independent third party funded in advance of the closing by the party or parties providing the financing, or (3) such other mechanism as may be reasonably acceptable to Celera. MMI shall provide Celera with no less than 5 business days’ prior written notice of the closing of any financing after June 1, 2003, together with an indication as to whether Celera will be paid any funds out of such financing and the mechanism proposed for such payment. The obligation contained in this paragraph does not modify, alter, or waive in any respect the underlying payment obligation contained in Paragraph II.”

     5. Effectiveness. This Amendment shall be deemed effective as of the date made as specified in the introductory paragraph above.

     6. Miscellaneous.

          a. Agreement Amended. Subject to the provisions of this Section 6, this Amendment shall be deemed to be an amendment to the License Agreement and the Subscription Agreement. All references to the License Agreement or the Subscription Agreement in any other document, instrument, agreement or writing hereafter shall be deemed to refer to the License Agreement or the Subscription Agreement, as the case may be, as amended hereby. However, except as expressly provided herein, the License Agreement and the Subscription Agreement shall remain in full force and effect without amendment or modification. This Amendment contains the entire agreement and understanding of the parties regarding the subject matter of this Amendment.

          b. Successors and Assigns,. This Amendment shall be binding upon and inure to the benefit of Celera and MetaMorphix and their respective successors and assigns subject, however, to provisions contained in the License Agreement and the Subscription Agreement relating to assignment and succession.

          c. Governing Law. This Amendment shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York (without regard to New York’s or any other jurisdiction’s conflict of laws principles).

          IN WITNESS WHEREOF, the parties hereby have executed this Amendment by proper persons thereunto duly authorized.

APPLERA CORPORATION, acting through its Celera Genomics Group
By:	/s/ Ugo D. DeBlasi
	Name:	Ugo D. DeBlasi
	Title:	Vice President and Controller

METAMORPHIX, INC.
By:	/s/ Edwin C. Quattlebaum
	Name:	Edwin C. Quattlebaum
	Title:	Chairman, President & CEO